Filed Pursuant to Rule 424(b)(5)
Registration No. 333-117470
Prospectus Supplement
(To Prospectus dated August 3, 2004)
$500,000,000
Centex Corporation
Senior Medium-Term Notes, Series F
Subordinated Medium-Term Notes, Series F
Due Nine Months or More From Date of Issue

The Issuer:	Centex Corporation is a Nevada corporation.

Terms:	We plan to offer and sell senior and/or subordinated notes as a part of a medium-term note program. The terms of the notes offered in the program may include the following:

• Ranking as senior or subordinated indebtedness of Centex

• Stated maturities of nine months or more

• Redemption and/or repayment provisions, if applicable, whether mandatory or at the option of Centex or noteholders

• Minimum denominations of $1,000, except remarketed notes, that will be issued in minimum denominations of $100,000

• Interest payments on fixed rate notes on a semiannual basis

• Interest payments on floating rate notes on a monthly, quarterly, semiannual or annual basis

• Issuance at discounts to par. Discount notes may not bear any interest.	• Interest at fixed or floating rates. The floating interest rate may be based on one or more of the following indices plus or minus a spread or spread multiplier:

  • CD rate

  • CMT rate

  • Commercial Paper rate

  • Eleventh District Cost of Funds rate

  • Federal Funds rate

  • LIBOR

  • Prime rate

  • Treasury rate

• Interest on remarketed notes at the initial interest rate for the initial interest rate period specified in the pricing supplement and thereafter at rates established as described herein

• Book-entry or certificated form
    The final terms for each note, which may be different from the terms described in this prospectus supplement, will be specified in a pricing supplement.
       Investing in the notes involves certain risks. See “Risk Factors” on page S-2.
       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
      We may sell notes to the agents referred to below as principal for resale at varying or fixed offering prices or through the agents as agent using their reasonable efforts on our behalf. If we sell all the notes, we expect to receive proceeds of between $496,250,000 and $499,500,000, after paying the agent’s discounts and commissions of between $500,000 and $3,750,000. We may also sell notes without the assistance of the agents (whether acting as principal or as agent).
Banc of America Securities LLC

Calyon Securities (USA)

Citigroup

Credit Suisse First Boston

JPMorgan

UBS Investment Bank
March 31, 2005

      You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. References in this prospectus supplement to “we,” “us” and “our” mean Centex Corporation and include its consolidated subsidiaries, unless otherwise expressly stated or the context clearly requires otherwise.

ii

CENTEX
      Through our various subsidiaries, we are one of the nation’s largest home builders and general building contractors. We also provide retail mortgage lending services through various financial services subsidiaries. We currently operate in three principal business segments:

•	Home Building

•	Financial Services

•	Construction Services
Home Building
      The Home Building business segment includes domestic and international homebuilding operations.
      Our domestic homebuilding operations currently involve the purchase and development of land or lots and the construction and sale of single-family homes, town homes and low-rise condominiums. Our international homebuilding operations currently involve the purchase and development of land or lots and the construction and sale of a range of products from small single-family units to executive houses and apartments throughout the United Kingdom.
Financial Services
      Our financial services operations are primarily engaged in the residential mortgage banking business, as well as other financial services that are in large part related to the residential mortgage market. These operations include mortgage origination, servicing and other related services for purchasers of homes sold by our home building operations, other homebuilders and other real estate professionals, as well as sub-prime home equity lending and the sale of title insurance and various other insurance coverages.
Construction Services
      Our construction services operations involve the construction of buildings for both private and government interests, including (among others) educational institutions, hospitals, military housing, correctional institutions, airport facilities, office buildings, hotels and resorts and sports facilities.
Other
      We include the financial results of our investment real estate operations and home services operations, as well as corporate general and administrative expense and interest expense in our Other business segment.
Discontinued Operations and Organizational Changes
      We spun off to our stockholders substantially all of our manufactured housing operations and our entire equity interest in Centex Construction Products (through which we previously engaged in the construction products business), in June 2003 and January 2004, respectively. We now report the historical financial results of these operations as discontinued operations. In February 2004, we acquired 3333 Holding Corporation and Centex Development Company, L.P., the latter of which we refer to as CDC, through merger transactions. The international homebuilding operations of CDC are now included in our Home Building business segment, and CDC’s domestic real estate operations are now included in our Other business segment. For more information regarding the above mentioned transactions, see “Centex — Discontinued Operations and Organizational Changes” in the accompanying prospectus.
      Our principal executive office is located at 2728 N. Harwood Street, Dallas, Texas 75201, and our telephone number is (214) 981-5000.

RISK FACTORS
      Your investment in the notes will be subject to certain risks. In consultation with your own financial and legal advisers, you should carefully consider the following risks, together with the other risks and uncertainties discussed in the reports we file with the SEC, before deciding whether an investment in the notes is suitable for you. Notes are not an appropriate investment for you if you are unsophisticated with respect to the significant components of the notes.
Indexed notes present risks not present in conventional fixed or floating rate notes.
      If you invest in notes indexed to one or more interest rate, currency or other indices or formulas, there will be significant risks not associated with a conventional fixed rate or floating rate debt security. These risks include fluctuation of the indices or formulas and the possibility that you will receive a lower, or no, amount of premium or interest. We have no control over a number of matters, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of these risks and their results. In addition, if an index or formula used to determine any amounts payable in respect of the notes contains a multiplier or leverage factor, the effect of any change in that index or formula will be magnified. In recent years, values of certain indices and formulas have been volatile and volatility in those and other indices and formulas may be expected in the future. However, past experience is not necessarily indicative of what may occur in the future.
If you invest in redeemable notes, we may redeem your notes when interest rates are relatively low.
      If your notes are redeemable at our option or are otherwise subject to mandatory redemption, we may, in the case of optional redemption, or must, in the case of mandatory redemption, redeem your notes at times when interest rates may be relatively low. Accordingly, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes that we redeem.
A trading market for your notes may not develop or be maintained.
      We cannot assure you that a trading market for your notes will ever develop or be maintained. Many factors independent of our creditworthiness affect the trading market. These factors include:

•	complexity and volatility of the index or formula applicable to the notes;

•	method of calculating the principal, premium and interest on the notes;

•	time remaining to the maturity of the notes;

•	outstanding amount of the notes;

•	redemption features of the notes;

•	amount of other debt securities linked to the index or formula applicable to the notes; and

•	level, direction and volatility of market interest rates generally.
      In addition, some notes may have a more limited trading market and may experience more price volatility because they were designed for specific investment objectives or strategies. There may be a limited number of buyers when you decide to sell these notes. This may affect the price you receive for your notes or your ability to sell your notes at all. You should not purchase notes unless you understand and know you can bear these investment risks.

If you purchase notes at a discount to their aggregate principal amount at maturity, you generally will be required to include amounts in gross income for federal income tax purposes before you receive cash payments for that income.
      Some of the notes may be issued at a discount from their aggregate principal amount at maturity. If you purchase those notes, you generally will be required to include amounts in gross income for federal income tax purposes before you receive cash payments on the notes equal to that income. If notes are issued at a discount, the applicable pricing supplement will discuss the special federal income tax considerations associated with the purchase, ownership and disposition of discount notes.
The credit ratings assigned to the medium-term notes may not reflect the possible impact of all risks on your notes and the market value of your notes may fluctuate because of changes in the ratings.
      The credit ratings of our medium-term notes may not reflect the potential impact of all risks related to structure and other factors on the value of your notes. In addition, actual or anticipated changes in our credit ratings will generally affect the market value of your notes.
RATIO OF EARNINGS TO FIXED CHARGES
      The following table sets forth the ratio of earnings to fixed charges for the periods indicated:

	Nine Months
	Ended
	December 31,(1)				Fiscal Years Ended March 31,(1)

	2004		2003		2004		2003		2002		2001		2000

Total enterprise	3.68	x	3.54	x	3.87	x	3.16	x	2.94	x	2.96	x	3.21	x
Total enterprise (with financial services reflected on the equity method)	6.23	x	5.58	x	6.46	x	4.88	x	4.61	x	4.63	x	4.83	x

(1)	The ratios presented in this table have been adjusted to reflect our former manufactured housing operations (spun off in June 2003) and our former construction products operations (spun off in January 2004) as discontinued operations.
      These computations include Centex Corporation and, except as otherwise noted, our subsidiaries and 50% or less owned companies. For these ratios, fixed charges include:

•	interest expense and amortization of debt discount;

•	interest capitalized during the period; and

•	an interest factor attributable to rentals.
      Earnings include the following components:

•	earnings from continuing operations before income taxes, cumulative effect of a change in accounting principle and minority interests in the income of consolidated subsidiaries, and adjusted for undistributed income and loss from equity investments;

•	fixed charges as defined above, but excluding interest capitalized; and

•	amortization of capitalized interest.
      To calculate the ratio of earnings to fixed charges, with financial services reflected on the equity method, the applicable interest expense, including an interest factor attributable to rentals, was deducted from the fixed charges and the applicable earnings were deducted from the earnings amount. The amount of interest expense, including an interest factor attributable to rentals, deducted in each period was approximately $204.6 million and $168.6 million for the nine months ended December 31, 2004 and December 31, 2003, respectively, and approximately $226.8 million, $187.1 million, $161.8 million, $97.9 million and $67.2 million for the years ended March 31, 2004, 2003, 2002, 2001 and 2000. The amount of earnings deducted in each period was approximately $158.7 million and $188.8 million for the nine months ended December 31, 2004 and December 31, 2003, respectively, and approximately $234.0 million, $161.8 million, $114.7 million, $19.7 million and $32.7 million for the years ended March 31, 2004, 2003, 2002, 2001 and 2000.
      The ratios in the table above with financial services reflected on the equity method are presented only to provide investors an alternative method of measuring our ability to utilize earnings from our other business segments to cover our fixed charges related to these business segments. The principal reasons why we present these computations are as follows:

•	the financial services subsidiaries operate in a distinctly different financial environment that generally requires significantly less equity to support their higher debt levels compared to the operations of our other subsidiaries;

•	the financial services subsidiaries have structured their financing programs substantially on a stand-alone basis; and

•	we have limited obligations with respect to the indebtedness of the financial services subsidiaries.
      Management uses this information in its financial and strategic planning. We also use this presentation to allow investors to compare us to home builders that do not have financial services operations.
DESCRIPTION OF NOTES
      The senior notes will be issued under an indenture, dated as of October 1, 1998, as amended or modified from time to time, between Centex Corporation and JPMorgan Chase Bank, N.A. (successor to Chase Manhattan Bank of Texas, National Association), as trustee. The subordinated notes will be issued under an indenture, dated as of March 12, 1987, as amended or modified from time to time, between Centex Corporation and JPMorgan Chase Bank, N.A. (successor to Texas Commerce Bank, National Association), as trustee. The indentures are subject to, and governed by, the Trust Indenture Act of 1939.
      The following description is a summary of the terms that apply to the notes, including the terms of the fixed rate notes and floating rate notes, the senior indenture, the subordinated indenture and other agreements. The description does not restate those documents. Please read these documents because they, and not this description, define your rights as holders of the notes. We have filed those agreements as exhibits to the registration statement of which this prospectus supplement and the attached prospectus are a part.
      In the discussion that follows, whenever we talk about paying principal on the notes, we mean at maturity, redemption or repurchase. Also, in discussing the time for notices and how the different interest rates are calculated, all times, unless we say otherwise, are New York City time.
Pricing and Other Supplements/ Addendums
      The pricing supplement for each offering of notes will contain the specific information and terms for that offering. The pricing supplement will specify the interest rate or interest rate basis or bases, in addition to other relevant terms.
      The pricing or other supplements or addendums we may issue may add, update or change information contained in this supplement or the prospectus. For example, we might issue an addendum or supplement that explains the terms of multi-currency, indexed or remarketed notes. The terms of any supplement or addendum, including the pricing supplement, will supersede the information in this prospectus supplement and the attached prospectus.
      It is important that you consider the information contained in the prospectus, this prospectus supplement, the pricing supplement and any other supplements or addendums applicable to the notes in making your investment decision.

      References in this prospectus supplement to the pricing supplement refer to the pricing supplement for those notes that are the subject of your investment decision and not other pricing supplements. The pricing supplement will also indicate whether any other supplements or addendums are part of that offering.
General
      All senior debt securities, including the senior notes, will be our unsecured general obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.
      All subordinated debt securities, including the subordinated notes, will be unsecured and will have a junior position to all of our senior debt as set forth under “Description of Debt Securities — Specific Characteristics of Our Debt Securities — Subordinated Debt Securities” in the attached prospectus. As of December 31, 2004, we had approximately $2.8 billion principal amount of senior debt outstanding, and approximately $199.8 million principal amount of subordinated debt outstanding, including in each case indebtedness of our subsidiaries that we have guaranteed, but excluding all other indebtedness of our subsidiaries.
      Because we are a holding company and all operations are conducted by our subsidiaries, holders of our debt securities will generally have a junior position to claims of creditors and certain security holders of our subsidiaries, including trade creditors, debt holders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders. Certain of our operating subsidiaries, principally our financial services operations, have ongoing corporate debt programs used to finance their business activities. As of December 31, 2004, our subsidiaries had approximately $9.7 billion of outstanding debt (including certain asset securitizations accounted for as borrowings), a portion of which Centex Corporation has guaranteed. Moreover, our ability to pay principal and interest on our debt securities is, to a large extent, dependent upon our receiving dividends, interest or other amounts from our subsidiaries. The indentures under which the debt securities are to be issued do not contain any limitation on our ability to incur additional debt or on our subsidiaries’ ability to incur additional debt to us or to unaffiliated third parties. In addition, we borrow funds from and lend funds to our subsidiaries from time to time to manage our working capital needs. Our indebtedness to our subsidiaries will rank equally in right of payment to our senior debt securities and senior in right of payment to our subordinated debt securities.
      The indentures do not limit the amount of debt securities that we may issue, and we may issue debt securities in one or more series up to the aggregate initial offering price authorized by us for each series. We may, without the consent of the holders of the notes, provide for the issuance of notes or other debt securities under the indentures in addition to the $500,000,000 of notes authorized as of the date of this prospectus supplement.
      Our senior indenture includes restrictive covenants with respect to liens and the sale or lease of our assets. See “— Certain Covenants.” Our subordinated indenture does not include similar covenants.
      The notes are currently limited to up to $500,000,000 aggregate initial offering price, or the equivalent thereof in one or more foreign or composite currencies. Each note will have a stated maturity on a day nine months or more from the date the notes are issued. The principal may become due and payable prior to the maturity date stated in the applicable pricing supplement by the declaration of acceleration of maturity, notice of redemption at our option, notice of the holder’s option to elect repayment or otherwise. Interest-bearing notes will either be fixed rate notes or floating rate notes, as specified in the pricing supplement related to the notes. We may also issue discount notes, indexed notes and amortizing notes.
      The notes may initially bear interest at a fixed rate or floating rate through the date set forth in the pricing supplement and for each interest rate period thereafter. Remarketed notes will bear interest at a fixed or floating rate and will have the terms as described in the applicable pricing supplement.
      Except as specified in a pricing supplement, the notes will be denominated in, and principal and interest payments will be made in United States dollars.

      Interest rates offered by us with respect to the notes may differ depending on, among other factors, the aggregate principal amount of notes purchased in any single transaction. We may also offer notes with different variable terms other than interest rates concurrently to different investors. We may change interest rates or formulas and other terms of the notes from time to time, but no change will affect any note previously issued or as to which we have accepted an offer to purchase.
      Except for remarketed notes, each note will be issued as a book-entry note represented by one or more fully registered global securities or as a fully registered certificated note. The minimum denominations of each note, other than a remarketed note, will be $1,000 and integral multiples of $1,000. Remarketed notes will be issued only as book-entry notes in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof.
      We will pay principal of, and premium and interest on, book-entry notes through the trustee to the depositary. See “— Book-Entry Notes.” In the case of certificated notes, we will pay principal and premium due on the maturity date in immediately available funds when you present and surrender your note, and, in the case of any repayment on an optional repayment date, when you submit a duly completed election form in accordance with the provisions described below, at the office or agency maintained by us for that purpose in Dallas, Texas, currently the corporate trust office of the trustee located at Chase Global Trust, 2001 Bryan Street, Floor 11, Dallas, Texas, 75201. We will pay any interest due on the maturity date of a certificated note to the person to whom payment of the principal and premium is made. We will pay interest by check mailed to the address of the holder in our security register. Notwithstanding the foregoing, a holder of $10,000,000 or more in aggregate principal amount of certificated notes, whether having identical or different terms and provisions, may receive interest payments on any interest payment date other than the maturity date by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the trustee not less than 15 days prior to that interest payment date. Wire transfer instructions received by the trustee shall remain in effect until revoked by the holder.
      As used in this prospectus supplement, “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close in The City of New York or the City of Dallas. However, with respect to notes on which interest is calculated using the LIBOR rate, that day must also be a London business day. “London business day” means a day on which dealings in the designated LIBOR currency are transacted in the London interbank market.
      “Principal financial center” means the capital city of the country to which the designated LIBOR currency relates, except that with respect to United States dollars, Australian dollars, Canadian dollars, euros, South African rand and Swiss francs, the “principal financial center” shall be The City of New York, Sydney, Toronto, Frankfurt, Johannesburg and Zurich, respectively.
      Book-entry notes may be transferred or exchanged only through the depositary. See “— Book-Entry Notes.” Holders of certificated notes can register the transfer or exchange of those notes at the office or agency maintained by us for that purpose in Dallas, Texas, currently the corporate trust office of the trustee located at Chase Global Trust, 2001 Bryan Street, Floor 11, Dallas, Texas, 75201. No service charge will be made by us or the trustee for the registration of transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with that registration.
Redemption or Repurchases
      If we will have the right to redeem the notes, those provisions will be set forth in the pricing supplement. If so specified, we may redeem the notes on any date on and after the first date specified in the applicable pricing supplement in whole or from time to time in part. If the supplement does not provide for those terms, then the notes will not be redeemable.

      If you will have the right to cause us to repurchase the notes, those provisions will be set forth in a pricing supplement. If so specified, you may cause us to repurchase the notes on any date on and after the first date specified in the applicable pricing supplement in whole or from time to time in part. If you exercise the repayment option, you may not revoke the exercise. If the supplement does not provide for those terms, then you will not be able to cause us to repurchase the notes.
      Only the depositary may exercise the repayment option in respect of global securities representing book-entry notes. Accordingly, beneficial owners of global securities that desire to have all or any portion of the book-entry notes represented by those global securities repaid must instruct the participant through which they own their interest to direct the depositary to exercise the repayment option on their behalf. In order to ensure that the global security and election form are received by the trustee on a particular day, the beneficial owner must instruct the participant before the participant’s deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners should consult the participants through which they own their interest. All instructions given to participants from beneficial owners of global securities relating to the option to elect repayment will be irrevocable. In addition, at the time the instructions are given, each beneficial owner will cause the participant through which it owns its interest to transfer such beneficial owner’s interest in the global security or securities representing the related book-entry notes, on the depositary’s records, to the trustee. See “— Book-Entry Notes.”
      We may at any time purchase notes at any price or prices in the open market. Notes that we purchase may, in our discretion, be held, resold or surrendered to the trustee for cancellation.
Certain Covenants
      The following covenants apply only to the senior notes.
      Limitation on Liens. We will not and will not permit any of our subsidiaries, other than Centex Financial Services, Inc. and its subsidiaries, to issue, assume or guarantee any indebtedness for borrowed money if that borrowed money is secured by a mortgage, pledge, security interest, lien or other encumbrance (a “lien”) on or with respect to any of our properties or assets or the assets or properties of our subsidiaries or on any shares of capital stock or other equity interests of any subsidiary that owns property or assets, other than Centex Financial Services, Inc. and its subsidiaries, whether, in each case, owned at the date of the senior indenture or thereafter acquired, unless:

(a) we make effective a provision under which the senior notes of that series are secured equally and ratably with any and all borrowed money that we secure; or

(b) the aggregate amount of all of our and our subsidiaries’ secured borrowings, together with all attributable debt (as defined in the senior indenture) in respect of sale and lease-back transactions existing at that time, with the exception of transactions that are not subject to the limitation described in “Limitation on Sale and Lease-Back Transactions” below, would not exceed 20% of our and our subsidiaries consolidated net tangible assets (as defined in the senior indenture), as shown on the audited consolidated balance sheet contained in the latest annual report to our stockholders.
      The limitation described above will not apply to:

(a) any lien existing on our properties or assets or shares of capital stock or other equity interests at the date of the senior indenture;

(b) any lien created by a subsidiary in our favor or in favor of one of our wholly-owned subsidiaries;

(c) any lien existing on any property or asset of any corporation or other entity, or on any accession or improvement to that asset or any proceeds from that asset or improvement, at the time that corporation or other entity becomes a subsidiary or is merged or consolidated with or into us or one of our subsidiaries;

(d) any lien on any property or asset existing at the time that asset is acquired, or on any accession or improvement to that property or asset or any proceeds from that asset or improvement;

(e) any lien on any property or asset, or on any accession or improvement to that property or asset or any proceeds from that asset or improvement, securing indebtedness we incur or assume for the purpose of financing all or any part of the cost of acquiring or improving that property or asset, if that lien attaches to that property or asset concurrently with or within 180 days after the acquisition or improvement of that property or asset;

(f) any lien incurred in connection with pollution control, industrial revenue or any similar financing;

(g) any refinancing, extension, renewal or replacement of any of the liens described above if the principal amount of the indebtedness secured by the lien being refinanced, extended, renewed or replaced is not increased and is not secured by any additional properties or assets; or

(h) any lien imposed by law.
      Limitation on Sale and Lease-Back Transactions. Neither we nor any of our subsidiaries may enter into any arrangement with any person, other than with us, under which we or any of our subsidiaries lease any of our properties or assets, except for temporary leases for a term of not more than three years and except for sales and leases of model homes, if that property has been or is to be sold or transferred by us or any of our subsidiaries to that person (referred to in this prospectus supplement as a “sale and lease-back transaction”).
      The limitation described above does not apply to any sale and lease-back transaction if:

(a) our net proceeds or the net proceeds of our subsidiaries from the sale or transfer are equal to or exceed the fair value, as determined by our Board of Directors, Chairman of the Board, Vice Chairman, President or principal financial officer, of the property so leased;

(b) we or any of our subsidiaries would be entitled to incur indebtedness secured by a lien on the property to be leased as described in “Limitation on Liens” above;

(c) we, within 180 days of the effective date of any sale and lease-back transaction, apply an amount equal to the fair value of the property so leased to the retirement of our “funded indebtedness” (as defined in our senior indenture);

(d) the sale and lease-back transaction relates to a sale which occurs within 180 days from the date of acquisition of that property by us or any of our subsidiaries or the date of the completion of construction or commencement of full operations on that property, whichever is later; or

(e) the transaction was consummated prior to the date of the senior indenture.
Legal Defeasance
      We will be discharged from our obligations on the notes of any series at any time if:

(a) we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the note of the series; and

(b) we deliver to the trustee an opinion of counsel stating that the federal income tax obligations of the holders of the notes of that series will not change as a result of our performing the action described above.
      If this happens, the holders of the notes of the series will not be entitled to the benefits of the indenture except for the registration of transfer and exchange of notes and the replacement of lost, stolen or mutilated notes.

Covenant Defeasance
      We will be discharged from our obligations under any restrictive covenant applicable to the notes of a particular series if we perform both actions described above under the heading “Legal Defeasance.” However, if we cause an event of default apart from breaching a restrictive covenant, there may not be sufficient money or government obligations on deposit with the trustee to pay all amounts due on the notes of that series. In that instance, we would remain liable for these amounts.
Interest

General
      Each note will bear interest from the date it is issued at the rate per year, in the case of a fixed rate note, or according to the interest rate formula set forth in the applicable pricing supplement, in the case of a floating rate note, until the principal is paid or the note is redeemed or repurchased. The interest rate paid will be the lower of the rate of the note or the highest lawful rate. Interest is either fixed or floating, or a combination of the two. Floating rate notes may be:

•	regular floating rate notes;

•	inverse floating rate notes; or

•	floating rate/fixed rate notes.
Regular floating rate notes are described below. If the notes will be either of the other two types, we will describe those attributes in a pricing supplement.
      Payment of interest on the notes will include interest accrued from the date of issue to, but excluding, the maturity, repurchase or redemption date. Interest is generally payable to the person in whose name the note is registered at the close of business on the record date before the interest payment date. Interest payable at maturity, redemption or repurchase will be payable to the person to whom the principal is payable.
      Interest on each note is generally payable on each interest payment date and on the date the note matures. The first payment of interest on any note originally issued between a record date and the related interest payment date will be made on the interest payment date after the next record date to the person in whose name the note is registered on the next record date.
      The record dates for fixed rate notes and floating rate notes will be 15 calendar days prior to each day interest is paid, whether or not that day is a business day.

Fixed Rate Notes
      Interest on fixed rate notes will be designated in the pricing supplement. We will pay interest semiannually and when the note matures or we redeem or repurchase the note. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.
      If any interest payment date or the maturity date falls on a day that is not a business day, we will pay the interest you are owed on the next business day and no additional interest will be paid for that delay.

Floating Rate Notes
      Each floating rate note will have an interest rate formula, which may be based on the:

•	CD rate;

•	CMT rate;

•	Commercial Paper rate;

•	Eleventh District Cost of Funds rate;

•	Federal Funds rate;

•	LIBOR;

•	Prime rate;

•	Treasury rate;

•	Another rate noted in a pricing supplement; or

•	Any combination of rates if noted in a pricing supplement.
The pricing supplement applicable to floating rate notes will specify any other terms of each floating rate note being delivered. Such pricing supplement also will discuss the special federal income tax considerations applicable to floating rates notes.
      Calculation Date. Floating interest rates will be calculated not later than the calculation date by the calculation agent. The calculation date for any interest determination date, described below, will be the earlier of:

(a) 10 days after that interest determination date or the next business day if that tenth day is not a business day; or

(b) the business day before the interest payment date or maturity, as applicable.
      Trustee and Calculation Agent. JPMorgan Chase Bank, N.A. will be the trustee and, unless otherwise specified in the pricing supplement, the calculation agent. The calculation agent will provide the current, and when known the next, interest rate effective for that period. Interest will be calculated on the earlier of:

(a) the tenth calendar day after the interest determination date or, if that day is not a business day, the next business day; or

(b) the business day immediately preceding the interest payment date or the maturity date.
      Initial Interest Rate. The initial interest rate or interest rate formula on each note until the first interest reset date, described below, will be indicated in the pricing supplement. Thereafter, the interest rate will be the rate determined as of the next interest determination date. Each time a new interest rate is determined, it will become effective on the next interest reset date.
      Date of Interest Rate Changes (The Interest Reset Date). The interest rate on each floating rate note may be reset daily, weekly, monthly, quarterly, semi-annually, or annually. The interest reset date will be specified in the note and pricing supplement.
      If any interest reset date is not a business day, then the interest reset date will be postponed to the next business day. For LIBOR notes, however, if the next business day is in the next calendar month, the interest reset date will be the immediately preceding business day. If, in the case of a Treasury rate note, an interest reset date falls on a day on which the Treasury auctions Treasury Bills, then the interest reset date will instead be the first business day immediately following the auction.
      When Interest Is Determined (The Interest Determination Date). The interest determination date for CD, CMT, Commercial Paper, Federal Funds and Prime rate notes is the second business day before the interest reset date.
      The interest determination date for LIBOR notes is the second London business day before the interest reset date. However, if the designated LIBOR currency is British pounds sterling, the interest determination date shall be the interest reset date.
      The interest determination date for Treasury rate notes will be the day of the week in which the interest reset date falls on which treasury bills would normally be auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on Tuesday. The auction, however, may be held on the preceding Friday. If so, that Friday will be the interest determination date for the interest reset date occurring in the next week. If an auction date falls on any interest reset date then the interest reset date will instead be the first business day following the auction date.
      The interest determination date for Eleventh District rate notes is the last working day of the month just before the interest reset date in which the Federal Home Loan Bank of San Francisco publishes the relevant index noted below under “Interest Rate Formulas — Eleventh District Cost of Funds Rate.”
      A floating rate note may also have either or both a maximum or minimum interest rate that may accrue during any period in which interest is earned. The interest rate on floating rate notes will never be higher than the maximum rate permitted by Texas law, as the same may be modified by United States law of general application.
      When Interest Is Paid (The Interest Payment Date). We will pay interest on the dates specified in the note and pricing supplement. If interest is payable on a day that is not a business day, payment will be postponed to the next business day and will include interest through that date. For LIBOR notes, however, if the next business day is in the next calendar month, interest will be paid on the preceding business day. If the maturity, repayment or redemption date is not a business day, interest will be paid on the next business day for all types of notes, and no interest will accrue after the maturity, repayment or redemption date.
      Rounding. All percentages resulting from any calculation on floating rate notes will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five-one millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or ..0987655)). All amounts used in or resulting from that calculation will be rounded, in the case of United States dollars, to the nearest cent or, in the case of a foreign or composite currency, to the nearest unit (with one-half cent or unit being rounded upwards).
      Determining the Amount of Interest. The interest payable will be the amount of interest accrued from and including the date of issue or the most recent date on which interest has been paid to, but excluding, the interest payment date or the date the note matures, as applicable. If the interest payment date is also a day that principal is due, the interest payable will include interest accrued to, but will exclude, the date of maturity, redemption or repurchase.
      The accrued interest for any period is calculated by multiplying the principal amount of the note by an accrued interest factor. The accrued interest factor is computed by adding the interest factors calculated for each day in the period to the date for which accrued interest is being calculated. The interest factor, expressed as a decimal rounded upwards if necessary, as described below, is computed by dividing the interest rate, expressed as a decimal rounded upwards if necessary, applicable to that date by 360, unless the notes are Treasury rate notes or CMT rate notes, in which case it will be divided by the actual number of days in the year.

Interest Rate Formulas
      CD Rate. Each CD rate note will bear interest at the rate, calculated with reference to the CD rate and the spread and/or spread multiplier, if any, specified in the note and pricing supplement. The CD rate means for the interest determination date the rate for negotiable United States dollar certificates of deposit having the index maturity specified in the pricing supplement as published in H.15(519) under the heading “CDs (secondary market)”, or if the CD rate is not published by 3:00 P.M., New York City time, on the date on which interest is to be calculated, the rate on such interest determination date for negotiable United States dollar certificates of deposit of the index maturity specified in the applicable pricing supplement as published in H.15 Daily Update, or any other recognized electronic source used for the purpose of displaying the rate, under the caption “CDs (secondary market).”
      If that rate is not published in H.15 Daily Update or any other recognized electronic source as provided above by 3:00 P.M., New York City time, on the related calculation date, then the CD rate on such interest determination date will be calculated by the calculation agent and will be the average of the secondary market offered rates as of 10:00 A.M., New York City time, on such interest determination date of three leading nonbank dealers in negotiable United States dollar certificates of deposit in The City of New York selected by the calculation agent for negotiable United States dollar certificates of deposit of major United States money center banks for negotiable certificates of deposit with a remaining maturity closest to the index maturity specified in the pricing supplement in an amount that is representative for a single transaction in that market at that time. However, if the dealers selected by the calculation agent are not quoting as provided above, the CD rate will be the CD rate in effect on the immediately prior interest reset period.
      “H.15(519)” means the weekly statistical release or any successor publication published by the Board of Governors of the Federal Reserve System.
      “H.15 Daily Update” means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication.
      CMT Rate. Each CMT rate note will bear interest at the rate, calculated with reference to the CMT rate and the spread and/or spread multiplier, if any, specified in the note and pricing supplement. The CMT rate means, for an interest determination date, the rate displayed on the Designated CMT Moneyline Telerate page under the caption “. . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 P.M.,” under the column for the designated CMT maturity index for:

•	if the Designated CMT Moneyline Telerate page is 7051, the rate on that interest determination date; and

•	if the Designated CMT Moneyline Telerate page is 7052, the weekly or monthly average, as specified in the pricing supplement, for the week or the month, as applicable, ended just before the week or the month, as applicable, containing the interest determination date.
      If the CMT rate cannot be set as described above, the calculation agent will use one of the following methods:

If that rate is no longer displayed on the relevant page, or if it is not displayed by 3:00 P.M., New York City time, on the related calculation date, then the CMT rate for that interest determination date will be the treasury constant maturity rate for the designated index maturity as published in the relevant H.15(519).

If that rate is no longer published or is not published by 3:00 P.M., New York City time, on the related calculation date, then the CMT rate for that interest determination date will be the treasury constant maturity rate (or other United States Treasury rate) for the designated index maturity for that interest determination date then published by either the Federal Reserve Board or the United States Department of the Treasury that the calculation agent determines is comparable to the rate formerly displayed on the Designated CMT Moneyline Telerate page and published in the relevant H.15(519).

If that information is not provided by 3:00 P.M., New York City time, on the related calculation date, then the CMT rate for that interest determination date will be calculated as a yield to maturity, based on the average of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on that interest determination date reported, according to their written records, by three leading primary United States government securities dealers (each, a “reference dealer”) in New York selected by the calculation agent. They will be selected from five reference dealers.

The calculation agent will eliminate the highest and lowest quotations (or, in the event of equality, one of the highest and/or lowest, as applicable) for the most recently issued direct noncallable fixed rate obligations of the United States (“treasury notes”) with an original maturity approximating the designated index maturity and a remaining term to maturity of not less than the index maturity minus one year.

If the calculation agent cannot obtain three qualified treasury note quotations, the CMT rate for that interest determination date will be calculated as a yield to maturity based on the average of the secondary market offered prices as of approximately 3:30 P.M., New York City time, on that interest determination date of three reference dealers in New York selected by the calculation agent (using the same method described above for treasury notes) for treasury notes with an original maturity of the number of years that is the next highest to the designated index maturity with a remaining term to maturity closest to the designated index maturity and in an amount of at least $100 million.

If three or four, and not five, of the reference dealers are quoting as described above, the CMT rate will be based on the average of the offered rates obtained and neither the highest nor the lowest of those quotes will be eliminated.

If fewer than three reference dealers are quoting as described above, the CMT rate will be the same as that in effect for the immediately prior interest reset period.

Finally, if two treasury notes with an original maturity as described in the last sentence have remaining terms to maturity equally close to the designated index maturity, the quotes for the treasury note with the shorter remaining term to maturity will be used.
      “Designated CMT Moneyline Telerate page” means the display on Moneyline Telerate, or any successor service, on the page specified in the pricing supplement for the purpose of displaying Treasury Constant Maturities as reported in H.15(519) or, if no page is specified in the pricing supplement, page 7052.
      “Designated CMT maturity index” means the original period to maturity of the U.S. Treasury securities, either 1, 2, 3, 5, 7, 10, 20 or 30 years, specified in the pricing supplement, by which the CMT rate will be calculated or, if no maturity is specified in the pricing supplement, 2 years.
      Commercial Paper Rate. Each Commercial Paper rate note will bear interest at the rate, calculated with reference to the Commercial Paper rate and the spread and/or spread multiplier, if any, specified in the note and pricing supplement.
      “Commercial Paper rate” means, for an interest determination date, the money market yield, calculated as described below, of the rate on that date for commercial paper having the index maturity specified in the applicable pricing supplement and as published in H.15(519) under the heading “Commercial Paper — Nonfinancial” or, if that rate is not published in H.15(519) by 3:00 P.M., New York City time, on the related calculation date, then the Commercial Paper rate will be the money market yield of the rate on that interest determination date for commercial paper having the index maturity specified in the applicable pricing supplement and as published in H.15 Daily Update under the heading “Commercial Paper — Nonfinancial” or another recognized electronic source.
      If the rate is not published in H.15 Daily Update or any other recognized electronic source by 3:00 P.M., New York City time, on the related calculation date, then the Commercial Paper rate for that interest determination date will be the money market yield of the average of the offered rates, as of 11:00 A.M., New York City time, of three leading dealers of commercial paper in New York City selected by the calculation agent. The offered rates will be for commercial paper having the index maturity specified in the applicable pricing supplement placed for industrial issuers the bond rating of which is “Aa,” or the equivalent, from a nationally recognized rating agency.
      Finally, if fewer than three dealers are quoting as mentioned, the Commercial Paper rate of interest will be the same as that for the immediately prior interest reset period.

      The “money market yield” will be a yield calculated in accordance with the following formula:

money market yield =	D × 360 360 - (D × M)	× 100
where “D” refers to the applicable per year rate for commercial paper quoted on a bank discount basis and expressed as a decimal and “M” refers to the actual number of days in the applicable interest reset period.
      Eleventh District Cost of Funds Rate. Eleventh District rate notes will bear interest at the rates, calculated with reference to the Eleventh District rate and the spread and/or spread multiplier, if any, specified in the note and pricing supplement.
      The Eleventh District rate means for an interest determination date the rate equal to the monthly weighted average cost of funds for the calendar month ending before that date set forth under the caption “11th District” of Moneyline Telerate Page 7058 as of 11:00 A.M. San Francisco time on the interest determination date.
      If the rate cannot be set as described above, the calculation agent will use one of the following methods:

(a) The rate will be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced by the Eleventh Federal Home Loan Bank District of San Francisco as the cost of funds for the calendar month ending before the date of that announcement.

(b) If the Eleventh Federal Home Loan Bank District of San Francisco fails to announce that rate as noted above, the Eleventh District rate will be the Eleventh District rate in effect for the immediately prior interest reset period.
      Federal Funds Rate. Each Federal Funds rate note will bear interest at the rate, calculated with reference to the Federal Funds rate and the spread and/or spread multiplier, if any, specified in the note and pricing supplement.
      “Federal Funds rate” means for an interest determination date, the rate on that date for United States dollar federal funds as published in H.15(519) under the heading “Federal Funds (Effective)”, as that rate is displayed on Moneyline Telerate, or any successor service, on page 120 (“Moneyline Telerate Page 120”) or, if that rate does not appear or is not published in H.15(519) prior to 3:00 P.M., New York City time, on the related calculation date, then the Federal Funds rate will be the rate on the interest determination date for United States dollar federal funds as published in H.15 Daily Update under the heading “Federal Funds (Effective)” or another recognized electronic source.
      If that rate is not published in H.15 Daily Update or any other recognized electronic source by 3:00 P.M., New York City time, on the calculation date, then the Federal Funds rate for the interest determination date will be the average of the rates, as of 9:00 A.M., New York City time, on that date, for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of federal funds transactions in New York selected by the calculation agent.
      Finally, if the brokers selected are not quoting as described above, the Federal Funds rate of interest will be the same as that in effect for the immediately prior interest reset period.
      LIBOR. Each LIBOR note will bear interest at the rate, calculated with reference to LIBOR and the spread and/or spread multiplier, if any, specified in the note and pricing supplement.
      LIBOR will be determined by the calculation agent as follows:

(a) For an interest determination date, LIBOR will be determined as specified in the pricing supplement by either:

(1) if “LIBOR Moneyline Telerate” is specified in the Company order to the Trustee or the pricing supplement, the rate for deposits in the applicable currency having the index maturity specified in the pricing supplement and beginning on the interest reset date that appears on the Moneyline Telerate Page 3750 as of 11:00 A.M., London time, on that date; or

(2) if “LIBOR Reuters” is specified in the pricing supplement, the average of the offered rates for deposits in the applicable currency having the index maturity specified in the pricing supplement and beginning on the interest reset date that appear on the Reuters Screen LIBOR Page as of 11:00 A.M., London time, on that date, if at least two offered rates appear on the Reuters Screen LIBOR Page.

      If the pricing supplement does not specify either the Reuters Screen LIBOR Page or Moneyline Telerate Page 3750, LIBOR will be determined as set forth in clause (a)(1) above.

(b) In the case where (a)(1) above applies, if no rate appears on the Moneyline Telerate Page 3750, or, in the case where (a)(2) above applies, if fewer than two offered rates appear on the Reuters Screen LIBOR Page, LIBOR for that date will be determined as follows:

(1) LIBOR will be determined based on the rates at approximately 11:00 A.M., London time, on that interest determination date at which deposits in the applicable currency for the period of the index maturity specified in the pricing supplement, commencing on the interest reset date, and in a principal amount that is representative for a single transaction in that market at the time (a “representative amount”) are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the calculation agent. The calculation agent will request the principal London office of each of those banks to provide a quotation of its rate. If at least two quotations are provided, LIBOR for that date will be the average of those quotations.

(2) If fewer than two quotations are provided, LIBOR for that date will be the average of the rates quoted at approximately 11:00 A.M., London time, in the principal financial center of the applicable currency, on that date by three major banks in that principal financial center selected by the calculation agent for loans in the applicable currency to leading European banks having the index maturity specified in the pricing supplement and in a principal amount that is representative for a single transaction in the applicable currency in that market at the time.

(3) Finally, if the banks noted in (b)(2) are not quoting as mentioned, the rate of interest will be the same as that in effect for the immediately prior interest reset period.
      Prime Rate. Each Prime rate note will bear interest at the rate, calculated with reference to the Prime rate and the spread and/or spread multiplier, if any, specified in the note and in the pricing supplement.
      “Prime rate” means, with respect to an interest determination date, the rate set forth on that date in H.15(519) under the heading “Bank Prime Loan.” If that rate is not published by 3:00 P.M., New York City time, on the related calculation date the rate shall be the rate on the interest determination date as published in H.15 Daily Update or any other recognized electronic source used for the purpose of displaying that rate under the caption “Bank Prime Loan.”
      The following procedures will occur if the rate cannot be set as described above:

(a) The Prime rate will be the average of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page as its prime rate or base lending rate as of 11:00 A.M., New York City time, on that interest determination date.

(b) If fewer than four rates appear on the Reuters Screen USPRIME1 Page, the Prime rate will be the average of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on the interest determination date by four major money center banks in New York selected by the calculation agent.

(c) If fewer than four quotations are so provided, the Prime rate will be the average of four prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on the interest determination date as furnished by the major money center banks in New York, if any, that have provided such quotations and by a reasonable number of substitute banks or trust companies selected by the calculation agent that are organized and doing business under the laws of the United States, or any state thereof, in each case having total equity capital of at least $500 million and being subject to supervision or examination by a federal or state authority to provide the rate or rates.

(d) Finally, if the banks and substitutes are not quoting as mentioned above, the prime rate for such interest determination date will be the same as that in effect for the immediately prior interest reset period.

      “Reuters Screen USPRIME1 Page” means the display on the Reuter Monitor Money Rates Service, or any successor service, on the “USPRIME1” page, or any other page that may replace the USPRIME1 page on that service, for the purpose of displaying prime rates or base lending rates of major United States banks.
      Treasury Rate. Each Treasury rate note will bear interest at the rate, calculated with reference to the Treasury rate and the spread and/or spread multiplier, if any, specified in the note and in the pricing supplement.
      “Treasury rate” means for an interest determination date, the rate from the most recent auction held on the interest determination date of direct obligations of the United States (“treasury bills”) having the index maturity specified in the pricing supplement as published under the caption “INVESTMENT RATE” on the display on Moneyline Telerate, or any successor service, on page 56 (“Moneyline Telerate Page 56”) or page 57 (“Moneyline Telerate Page 57”) or, if not so published by 3:00 P.M., New York City time, on the related calculation date, the auction average rate of the treasury bills (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis), as otherwise announced by the United States Department of the Treasury.
      If the Treasury rate cannot be determined as provided above, the Treasury rate will be the rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) on the interest determination date of treasury bills having the index maturity specified in the pricing supplement as published in H.15(519) under the caption “U.S. Government Securities/ Treasury Bills/ Auction High” or, if not yet published by 3:00 P.M., New York City time, on the related calculation date, the rate on the interest determination date of the treasury bills as published in H.15 Daily Update, or any other recognized electronic source used for the purpose of displaying the Treasury rate, under the caption “U.S. Government Securities/ Treasury Bills/ Auction High.”
      If that rate is not published in H.15 Daily Update or any other recognized electronic source by 3:00 P.M., New York City time, on the calculation date, then the Treasury rate will be calculated by the calculation agent and will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the average of secondary market bid rates, as of approximately 3:30 P.M., New York City time, on the interest determination date, of three leading primary United States government securities dealers selected by the calculation agent, for the issue of treasury bills with a remaining maturity closest to the index maturity specified in the pricing supplement. However, if the dealers are not quoting as mentioned, the rate of interest will be the same as that in effect for the immediately prior interest reset period.
Discount Notes
      We may from time to time offer original issue discount notes. The pricing supplement applicable to the original issue discount notes may provide that holders of those notes will not receive periodic payments of interest. Such pricing supplement also will discuss the special federal income tax considerations applicable to discount notes. For purposes of determining whether holders of the requisite principal amount of notes outstanding under the indentures have made a demand or given a notice or waiver or taken any other action, the outstanding principal amount of the original issue discount notes shall be deemed to be the amount of the principal that would be due and payable upon declaration of acceleration of the stated maturity of those notes as of the date of the determination. See “— General.”
      “Original issue discount note” means:

•	a note that has a “stated redemption price at maturity” that exceeds its “issue price,” each as defined for U.S. federal income tax purposes, by at least 0.25% of its stated redemption price at maturity multiplied by the number of complete years from the original issue date to the stated maturity for the note or, in the case of a note that provides for payment of any amount other than the qualified stated interest prior to maturity, the weighted average maturity of the note; and

•	any other note designated by us as issued with original issue discount for U.S. federal income tax purposes.
Indexed Notes
      We may from time to time offer notes with the principal amount and/or interest to be determined with reference to certain indices, including the price or prices of specified commodities or stocks, or the exchange rate of one or more designated currencies relative to an indexed currency or to other items. In some cases, holders of these indexed notes may receive a principal payment on the maturity date that is greater than or less than the principal amount of the indexed notes depending upon the relative value on the maturity date of the specified indexed item. We will provide you with information in a pricing supplement as to the method for determining the amount of principal, premium, if any, and/or interest, if any, payable on the indexed notes, any historical information relating to the specified indexed item and the special federal income tax considerations associated with an investment in the indexed notes. See also “Risk Factors.”
Amortizing Notes
      We may offer notes with the principal and interest payable in installments over the term of notes. Interest on each of these amortizing notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months. Payments with respect to amortizing notes will be applied first to interest and then to principal. We will provide you with a table that sets forth repayment information relating to each amortizing note in the applicable pricing supplement.
Book-Entry System
      We have established a depositary arrangement with The Depository Trust Company (“DTC”) for the book-entry notes. Any additional or differing terms of the depositary arrangement for the book-entry notes will be described in the applicable pricing supplement.
      Each global security representing book-entry notes will be deposited with, or on behalf of, the depositary and will be registered in the name of Cede & Co., as a nominee of DTC. No global security may be transferred except as a whole by a nominee of the depositary to the depositary or to another nominee of the depositary, or by the depositary or its nominee to a successor of the depositary or a nominee of that successor.
      The information set forth under “Description of Debt Securities — Global Certificates” in the accompanying prospectus will apply to the notes. Thus, beneficial interests in the notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except under the circumstances described below and in the accompanying prospectus, owners of beneficial interests in the global securities will not be entitled to receive notes in definitive form and will not be considered holders of notes.

      Each global security representing book-entry notes will be exchangeable for certificated notes of like tenor and terms and of differing authorized denominations in a like aggregate principal amount, only if:

•	the depositary notifies us that it is unwilling or unable to continue as depositary for the global securities or we become aware that the depositary has ceased to be a clearing agency registered under the Securities Exchange Act of 1934 and, in any case, we have not appointed a successor to the depositary within 60 calendar days thereafter;

•	we determine, in our sole discretion, that the global securities will be exchangeable for certificated notes; or

•	an event of default shall have occurred and be continuing with respect to the notes under the indentures.
If this type of exchange occurs, the certificated notes will be registered in the names of the beneficial owners of the global security or securities representing the book-entry notes. The names of the beneficial owners will be provided by the depositary’s relevant participants, as identified by the depositary, to the trustee.
      The following is based on information furnished by DTC:

DTC, the world’s largest depositary, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments from over 85 countries that DTC’s participants (“direct participants”) deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions, in deposited securities through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants of DTC include both U.S. and non-U.S. securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC in turn, is owned by a number of its direct participants of DTC and Members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation (NSCC, GSCC, MBSCC, and EMCC, also subsidiaries of DTCC), as well as by The New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to DTC’s system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (“indirect participants”). DTC has Standard & Poor’s highest rating: AAA. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

Purchases of notes under DTC’s system must be made by or through direct participants, which will receive a credit for those book-entry notes on DTC’s records. The ownership interest of each actual purchaser of each note represented by a Global Security (“beneficial owner”) is in turn to be recorded on the records of the direct participants and the indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but they are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or the indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in a Global Security are to be accomplished by entries made on the books of the direct and indirect participants acting on behalf of the beneficial owners. Beneficial owners of a Global Security will not receive certificated notes representing their ownership interests therein, except in the event that use of the book-entry system for the book-entry notes is discontinued.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of global securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the global securities representing the book-entry notes; DTC’s records reflect only the identity of the direct participants to whose accounts the book-entry notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. will consent or vote with respect to the global securities unless authorized by a direct participant in accordance with DTC’s Procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the book-entry notes are credited on the applicable record date.

Principal, premium, if any, and/or interest, if any, payments on the global securities will be made to Cede & Co. DTC’s practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us or the Trustee, on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC (nor, if applicable, its nominee), the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to Cede & Co. is our responsibility and that of the Trustee, disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of those payments to the beneficial owners shall be the responsibility of direct participants and indirect participants.

If applicable, redemption notices shall be sent to DTC. If less than all of the book-entry notes of like tenor and terms are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the issue to be redeemed.

A beneficial owner shall give notice of any option to elect to have its book-entry notes purchased by us, through its participant, to the Trustee, and shall effect delivery of such book-entry notes by causing the direct participant to transfer the participant’s interest in the securities representing such book-entry notes, on DTC’s records, to the Trustee. The requirement for physical delivery of book-entry notes in connection with a demand for repurchase will be deemed satisfied when the ownership rights in the securities representing such book-entry notes are transferred by direct participants on DTC’s records and followed by a book-entry credit of the securities to the Trustee’s DTC account.

DTC may discontinue providing its services as securities depository with respect to the book-entry notes at any time by giving us and the Trustee reasonable notice. Under these circumstances, in the event that a successor securities depository is not obtained, certificated notes are required to be printed or delivered.

We may decide to discontinue use of the system of book-entry transfers through DTC, or a successor securities depository. In that event, certificated notes will be printed and delivered.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

      The information in this section concerning DTC and DTC’s system has been obtained from sources that we believe to be reliable, but neither we nor any agent takes any responsibility for the accuracy of the information.
Multi-Currency and Indexed Notes
      If we denominate any note in a currency other than in U.S. dollars, certain provisions will be set forth in a foreign currency prospectus supplement (a “multi-currency and indexed note prospectus supplement”) and related pricing supplement, which will specify the currency or currencies, including composite currencies and the euro, in which the principal, premium, if any, and interest, if any, with respect to the note are to be paid, along with any other terms relating to the non-U.S. dollar denomination.
      We may also issue the notes with the principal amount payable at maturity to be determined with reference to the exchange rate of a specified currency relative to an indexed currency, each as set forth in the multi-currency and indexed note prospectus supplement and an applicable pricing supplement. Holders of these notes may receive a principal amount at maturity, or upon redemption or repayment, if applicable, that is greater than or less than the face amount of the note depending on the relative value at maturity of the specified currency compared to the indexed currency. Information as to the method for determining the principal amount payable at maturity, or upon redemption or repayment, if applicable, the relative value of the specified currency compared to the applicable indexed currency and certain additional risks and the special federal income tax considerations associated with investment in indexed notes will be set forth in the multi-currency and indexed note prospectus supplement.
Remarketed Notes
      If we issue notes with remarketing features, an applicable pricing or prospectus supplement will describe the terms for the notes including:

•	interest rate;

•	record date;

•	remarketing provisions;

•	our right to redeem notes;

•	the holders’ right to tender notes; and

•	any other provisions.
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
      The following summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, partnerships (for federal income tax purposes) and their partners, exempt entities, dealers in securities or currencies, traders who elect to mark to market, persons holding notes as a hedge, as a position in a “straddle” or as part of an integrated transaction for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). PERSONS CONSIDERING THE PURCHASE OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

      As used herein, the term “U.S. Holder” means a beneficial owner of a note that is for United States federal income tax purposes

•	a citizen or resident of the United States;

•	a corporation or partnership created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a United States person under applicable treasury regulations);

•	an estate whose income is subject to United States federal income tax regardless of its source;

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust; or

•	any other person whose income or gain in respect of a note is effectively connected with the conduct of a United States trade or business. Notwithstanding the preceding clause, to the extent provided in regulations, certain trusts in existence on August 20, 1996 and treated as United States persons prior to such date that elect to continue to be so treated also shall be considered U.S. Holders.
      As used herein, the term “non-U.S. Holder” means a beneficial owner of a note that is not a U.S. Holder.
U.S. Holders
      Payments of Interest. Except as provided below, payments of interest on a note generally will be taxable to a U.S. Holder as ordinary interest income at the time those payments are accrued or are received (in accordance with the U.S. Holder’s method of tax accounting for interest).

Short-Term Notes
      Short-Term notes are notes with a fixed maturity of one year or less. Short-Term notes will be treated as having been issued with original issue discount. A U.S. Holder of a Short-Term note that uses the cash method of accounting generally is not required to accrue original issue discount for United States federal income tax purposes unless the holder elects to do so for all Short-Term notes acquired on or after the first day of the first tax year to which such election applies. U.S. Holders who make such an election, U.S. Holders who report income for United States federal income tax purposes on an accrual method and certain other U.S. Holders, including banks and dealers in securities, are required to include original issue discount in income on Short-Term notes as it accrues on a straightline basis, unless an election is made with respect to a particular obligation to accrue the original issue discount according to a constant yield method based on daily compounding. In the case of such a taxpayer, original issue discount is determined by including all payments due on the instrument, including payments of stated interest, in the stated redemption price at maturity.
      In the case of a U.S. Holder who is not required, and does not elect, to include the original issue discount in income currently, stated interest generally will be taxable at the time it is received and any gain realized on the sale, exchange or retirement of the Short-Term note will be ordinary income to the extent of the original issue discount accrued on a straightline basis (or, if elected, according to a constant yield method based on daily compounding) through the date of sale, exchange or retirement. In addition, such holders will be required to defer deductions for all or a portion of any interest paid on indebtedness incurred or continued to purchase or carry Short-Term notes in an amount not exceeding the sum of the accrued original issue discount not previously included in income and the amount of any interest not included in original issue discount that accrues during the tax year while the taxpayer held the obligation but that is not included in the taxpayer’s income by reason of the taxpayer’s method of accounting.
      Market Discount. If a U.S. Holder purchases a note, other than an original issue discount note, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of an original issue discount note, for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased such note at a “market discount,” unless such market discount is less than a specified minimum amount.
      Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of an original issue discount note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the lesser of:

•	the amount of such payment or realized gain; or

•	the market discount which has not previously been included in income and is treated as having accrued on the note at the time of the payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the U.S. holder elects to accrue market discount on the basis of a constant interest rate.
      A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity of the note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues, on either a ratable or constant interest rate basis, in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.
      Premium. If a U.S. Holder purchases a note for an amount that is greater than the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased the note with “amortizable bond premium” equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the note and may offset interest otherwise required to be included in respect of the note during any taxable year by the amortized amount of such excess for the taxable year. However, if the note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the note. Any election to amortize bond premium applies to all taxable debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies and may be revoked only with the consent of the IRS.
      Disposition of a Note. Except as discussed above, upon the sale, exchange or retirement of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal such U.S. Holder’s initial investment in the note increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable note premium taken with respect to such note. Such gain or loss generally will be long-term capital gain or loss if the note is held for more than twelve months. Non-corporate taxpayers are subject to reduced maximum rates on long-term capital gains and are generally subject to tax at ordinary income rates on short-term capital gains. The deductibility of capital losses is subject to certain limitations. Prospective investors should consult their own tax advisors concerning these tax law provisions.
      Certain notes may be redeemable at our option prior to their stated maturity (a “call option”) and/or may be repayable at the option of the holder prior to their stated maturity (a “put option”). Notes containing these features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased notes.
      Holders of remarketed notes who tender their notes automatically on an interest rate adjustment date and who repurchase their notes in the remarketing should consult their own tax advisors regarding the tax consequences of the tender and the repurchase.
      U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable note premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.
      Any other special United States federal income tax considerations, not otherwise discussed herein, which are applicable to any particular issue of notes will be discussed in the applicable pricing supplement.
Non-U.S. Holders
      A non-U.S. Holder generally will not be subject to United States federal income taxes on payments of principal, premium (if any) or interest, including original issue discount, if any, on a note, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of Centex, a controlled foreign corporation related to us or a bank receiving interest described in Section 881(c)(3)(A) of the Internal Revenue Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the “withholding agent”) must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that:

•	is signed by the beneficial owner of the note under penalties of perjury;

•	certifies that such owner is not a U.S. Holder; and

•	provides the name and address of the beneficial owner.
      The statement should be made on an IRS Form W-8 BEN or a substantially similar form, and the beneficial owner must inform the withholding agent of any change in the information on the statement within 30 days of such change. If a note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the withholding agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 BEN or the substitute form provided by the beneficial owner to the organization or institution.
      A non-U.S. Holder that is not exempt from tax under these rules will be subject to United States federal income tax withholding at a rate of 30%, or a reduced rate under an applicable treaty, unless the interest is effectively connected with the conduct of a United States trade or business, in which case the interest will be subject to the United States federal income tax on net income that applies to United States persons generally. Effectively connected interest received by a corporate non-U.S. Holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate, or, if applicable, a lower treaty rate. Such effectively connected interest is not subject to withholding tax if the non-U.S. Holder delivers to the payor a withholding certificate stating that the income is effectively connected with a U.S. trade or business.
      Generally, a non-U.S. Holder will not be subject to federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a note, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder or in the case of an individual, such individual is not present in the United States for 183 days or more. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

      The notes will not be includable in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of Centex Corporation or, at the time of such individual’s death, payments in respect of the notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.
      Non-U.S. Holders should consult applicable income tax treaties, which may include different rules, subject to compliance with certain requirements to document entitlement to treaty benefits.
Backup Withholding and Information Reporting
      Backup withholding of United States federal income tax at a rate of 28% may apply to payments made in respect of the notes to registered owners who are not “exempt recipients” and who fail to provide certain identifying information (such as the registered owner’s taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.
      In addition, upon the sale of a note to, or through, a broker, the broker must withhold 28% of the entire purchase price, unless either:

•	the broker determines that the seller is a corporation or other exempt recipient; or

•	the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that the seller is a non-U.S. Holder and certain other conditions are met.
      Such a sale must also be reported by the broker to the IRS, unless either:

•	the broker determines that the seller is an exempt recipient; or

•	the seller certifies its non-U.S. status and certain other conditions are met.
      Certification of the registered owner’s non-U.S. status would be made normally on an IRS Form W-8 BEN under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.
      Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner’s United States federal income tax provided the required information is furnished to the IRS.
PLAN OF DISTRIBUTION
      We will offer the notes on a continuing basis for sale to or through the following agents:

•	Banc of America Securities LLC

•	Calyon Securities (USA) Inc.

•	Citigroup Global Markets Inc.

•	Credit Suisse First Boston LLC

•	J.P. Morgan Securities Inc.

•	UBS Securities LLC
      The agents may purchase the notes, as principal, from us from time to time for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the agents or, if so specified in the applicable pricing supplement, for resale at a fixed offering price. If agreed to by us and a particular agent, that agent may also utilize its reasonable efforts on an agency basis to solicit offers to purchase the notes at 100% of the principal amount, unless otherwise specified in a pricing supplement. We will pay a commission to the agent, ranging from .100% to .750% of the principal amount of each note, depending upon its stated maturity, or initial interest rate period, in the case of remarketed notes, sold through that agent. We will negotiate the commissions to be paid by us to the agents with respect to notes with stated maturities, or an initial interest rate period, in the case of remarketed notes, in excess of 30 years that the agents sell on our behalf.
      Unless otherwise stated in the applicable pricing supplement, any note we sell to an agent as principal will be purchased by that agent at a price equal to 100% of the principal amount of the note less a percentage of the principal amount equal to the commission applicable to an agency sale of a note of identical maturity. The agent may sell notes it purchases from us as principal to certain dealers less a concession equal to all or any portion of the discount received in connection with the purchase. The agent may allow, and the dealers may reallow, a discount to other dealers. After the initial offering of the notes, the offering price, in the case of the notes to be resold on a fixed offering price basis, the concession and the reallowance may be changed.
      We reserve the right to withdraw, cancel or modify the offer made hereby without notice and we can reject offers in whole or in part, whether placed directly with us or through an agent. The agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase the notes received by it on an agency basis.
      Payment of the purchase price of the notes must be made in immediately available funds in U.S. dollars in New York on the date of settlement. See “Description of Notes — General.”
      After they are issued, there will not be an established trading market for the notes. The notes will not be listed on any securities exchange. The agents may from time to time purchase and sell the notes in the secondary market, but the agents are not obligated to do so, and there can be no assurance that there will be a secondary market for the notes or that there will be liquidity in the secondary market if one develops. From time to time, the agents may make a market in the notes, but the agents are not obligated to do so and may discontinue any market-making activity at any time.
      In connection with an offering of the notes purchased by an agent as principal on a fixed offering price basis, the agent will be permitted to engage in transactions that stabilize the price of the notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the agent creates a short position in the notes, i.e., if it sells the notes in an aggregate principal amount exceeding that set forth in the applicable pricing supplement, the agent may reduce that short position by purchasing the notes in the open market. In general, purchases of the notes for the purpose of stabilizing or to reducing a short position could cause the price of the notes to be higher than it might be in the absence of the purchases.
      Neither we nor any agent makes any representation or prediction as to the direction or magnitude of any effect that the transactions described in the immediately preceding paragraph may have on the price of our notes. In addition, neither we nor any agent makes any representation that the agent will engage in any of the above described transactions or that any of the above described transactions, once commenced, will not be discontinued without notice.
      The agents may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933. We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the agents may be required to make in respect thereof. We have also agreed to reimburse the agents for other expenses.
      In the ordinary course of its business, the agents and their affiliates have engaged and may in the future engage in investment and commercial banking transactions with us and several of our affiliates. Each of the agents is affiliated with one or more of our lenders. Each of these banking affiliates has credit facilities in place with us or our affiliates and may receive their proportionate share of the proceeds from the sale of the notes should we use the proceeds to repay these particular credit facilities. If more than 10% of the net proceeds of any offering are used to repay affiliates of the agents participating in that offering, then that offering will be made pursuant to Rule 2710(h) of the Conduct Rules of the National Association of Securities Dealers, Inc. In addition to its lending relationships with us, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., is the trustee, paying agent and registrar under the indentures.
      From time to time, we may issue and sell other debt securities described in the accompanying prospectus, and the amount of notes being offered is subject to reduction as a result of those sales.
LEGAL OPINIONS
      Paul Johnston, our Vice President, Corporate Counsel and Assistant Secretary, will issue an opinion about the legality of the offered securities for us. Baker Botts L.L.P., Dallas, Texas, our special counsel, will also issue an opinion about the legality of the offered securities and will pass on, among other things, the enforceability of the indentures. Certain legal matters in connection with the sale of the notes offered hereby will be passed upon for the agents by Milbank, Tweed, Hadley & McCloy LLP, New York, New York.

PROSPECTUS
$2,500,000,000
CENTEX CORPORATION
Senior Debt Securities
Subordinated Debt Securities
Common Stock
Preferred Stock
Warrants
Stock Purchase Contracts
Stock Purchase Units

        We may offer from time to time:

•	Senior Debt Securities

•	Subordinated Debt Securities

•	Common Stock

•	Preferred Stock

•	Warrants

•	Stock Purchase Contracts

•	Stock Purchase Units
      We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.

      Our common stock is traded on the New York Stock Exchange under the trading symbol “CTX.”

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 3, 2004.

ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. The registration statement also includes a prospectus under which Centex Trust I and Centex Trust II, two of our subsidiaries, may offer from time to time trust preferred securities guaranteed by us, and we may offer our related junior subordinated debt securities and our stock purchase contracts or stock purchase units. Under the shelf process, we may offer any combination of the securities described in these two prospectuses in one or more offerings with a total initial offering price of up to $2,500,000,000. This prospectus provides you with a general description of the senior debt securities, subordinated debt securities, common stock, preferred stock, warrants, stock purchase contracts and stock purchase units we may offer. Each time we use this prospectus to offer these securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. Please carefully read this prospectus and the prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”
CENTEX
      Through its various subsidiaries, Centex Corporation is one of the nation’s largest home builders and general building contractors. Any reference herein to we, us or our includes Centex Corporation and its subsidiary companies. We also provide retail mortgage lending services through various financial services subsidiaries. We currently operate in three principal business segments:

•	Home Building

•	Financial Services

•	Construction Services
Home Building
      The Home Building business segment includes domestic and international homebuilding operations.
      Our domestic homebuilding operations currently involve the purchase and development of land or lots and the construction and sale of single-family homes, town homes and low-rise condominiums. Our international homebuilding operations currently involve the purchase and development of land or lots and the construction and sale of a range of products from small single-family units to executive houses and apartments throughout the United Kingdom.
Financial Services
      Our Financial Services operations are primarily engaged in the residential mortgage banking business, as well as other financial services that are in large part related to the residential mortgage market. These operations include mortgage origination, servicing and other related services for purchasers of homes sold by our Home Building operations, other homebuilders and other real estate professionals, sub-prime home equity lending and the sale of title insurance and various other insurance coverages.
Construction Services
      Our Construction Services operations involve the construction of buildings for both private and government interests, including (among others) educational institutions, hospitals, military housing, correctional institutions, airport facilities, office buildings, hotels and resorts and sports facilities.

Other
      We include the financial results of our investment real estate operations, home services operations, corporate general and administrative expense and interest expense in our Other business segment.
Discontinued Operations and Organizational Changes
      In June 2003, we spun off to our stockholders substantially all of our manufactured housing operations, which had previously been included in our Other business segment. We now report the historical financial results of manufactured housing operations as a discontinued operation.
      Prior to January 2004, we were also engaged in the construction products business through our majority equity interest in Centex Construction Products, Inc. (now known as Eagle Materials Inc.), which we refer to as Construction Products. On January 30, 2004, we spun off to our stockholders our entire equity interest in Construction Products. We now report the historical financial results of Construction Products as a discontinued operation.
      Prior to February 2004, the common stock of 3333 Holding Corporation, which we refer to as Holding, and warrants to purchase limited partnership interests in Centex Development Company, L.P., which we refer to as CDC, were traded in tandem with our common stock. We held an ownership interest in CDC, which we reported on the equity method of accounting as a part of our former investment real estate business segment. Neither Holding nor CDC were consolidated in our financial statements. The operations of CDC included homebuilding operations in the United Kingdom. In February 2004, we acquired Holding and CDC through merger transactions, and the tandem trading arrangement was terminated. As a result of the merger, the international homebuilding operations of CDC are now included in our Home Building business segment, and CDC’s domestic real estate operations are now included in our Other business segment.
      Our principal executive office is located at 2728 N. Harwood Street, Dallas, Texas 75201, and our telephone number is (214) 981-5000.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Our SEC filings are also available to the public over the Internet at the SEC’s web site at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.
      This prospectus is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its web site.
      The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference:

•	our Annual Report on Form 10-K for the year ended March 31, 2004;

•	our Current Reports on Form 8-K dated April 20, 2004, May 5, 2004 and May 18, 2004;

•	the description of our common stock, $0.25 par value per share, contained in our Registration Statement on Form 8-A dated October 28, 1971 and Form 8 dated November 11, 1971, as such forms may be amended to update such description; and

•	the description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A dated October 8, 1996, as amended by Forms 8-A/ A filed on February 22, 1999 and May 2, 2002, as such forms may be amended to update such description.
      We also incorporate by reference any future filings we may make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.
      You may request a copy of these filings at no cost, by contacting our Corporate Communications office at (214) 981-6503; by writing to Centex Corporation, Investor Relations, P.O. Box 199000, Dallas, Texas 75219; or via email at ir@centex.com. In addition, all filings with the SEC, news releases and quarterly earnings announcements, including live audio and replays of recent quarterly earnings webcasts, can be accessed free of charge on our web site (www.centex.com). We make our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act available on our web site as soon as reasonably practicable after we electronically file the material with, or furnish it to, the SEC. To retrieve any of this information, go to www.centex.com, select “Investor Relations” and select “SEC Filings.” The reference to our web site is merely intended to suggest where additional information may be obtained by investors, and, except as specifically stated above, the materials and other information presented on our web site are not incorporated in and should not otherwise be considered part of this prospectus.
      You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.
A WARNING ABOUT FORWARD-LOOKING STATEMENTS
      Various sections contained or incorporated by reference in this prospectus and the accompanying prospectus supplement include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when we are discussing our beliefs, estimates or expectations. These statements are not historical facts or guarantees of future performance but instead represent only our belief at the time the statements were made regarding future events, which are subject to significant risks, uncertainties and other factors, many of which our outside of our control. Actual results and outcomes may differ materially from what we express or forecast in these forward-looking statements. All forward-looking statements made in this prospectus are made as of the date hereof and all forward-looking statements made in any prospectus supplement are made as of the date thereof, and the risk that actual results will differ materially from expectations expressed in this prospectus and any prospectus supplement will increase with the passage of time. We undertake no duty to update any forward-looking statement to reflect future events or changes in our expectations. The possible risks, uncertainties and other factors that may affect our business, operations, financial condition or results of operations include the following:

•	general economic conditions, including levels of unemployment, consumer confidence and income and availability of financing;

•	increases in interest rates, which could adversely affect housing demand and refinancing activity;

•	the cyclical and seasonal nature of our businesses;

•	adverse weather conditions;

•	changes in property taxes and energy costs;

•	changes in federal income tax laws and federal mortgage financing programs;

•	governmental regulation, including zoning, construction, environmental, health and mortgage financing rules and regulations;

•	changes in governmental and public policy;

•	changes in economic conditions specific to any one or more of our markets and businesses;

•	increases in competition which could reduce sales or profit margins;

•	fluctuations in lumber prices and supply as well as in the availability of labor and other materials, including insulation, drywall, concrete, carpenters, electricians and plumbers;

•	unexpected operations difficulties; and

•	fluctuations in the value of the U.S. dollar as compared to the British pound sterling.
      We refer you to the documents identified above under “Where You Can Find More Information” for a discussion of these factors and their effects on our business.
USE OF PROCEEDS
      Except as otherwise provided in the related prospectus supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes. These purposes may include:

•	repayments or refinancing of debt;

•	working capital;

•	capital expenditures;

•	acquisitions; and

•	repurchases or redemption of securities.
RATIO OF EARNINGS TO FIXED CHARGES
      The following table sets forth the ratio of earnings to fixed charges for the periods indicated:

	Fiscal Years Ended March 31,(1)

	2004		2003		2002		2001		2000

Total enterprise	3.87	x	3.16	x	2.94	x	2.96	x	3.21	x
Total enterprise (with Financial Services operations reflected on the equity method)	6.46	x	4.88	x	4.61	x	4.63	x	4.83	x

(1)	The ratios presented in this table have been adjusted to reflect our construction products operations (which were spun off in January 2004) and our manufactured housing operations (which were spun off in June 2003) as discontinued operations.
      These computations include Centex Corporation and, except as otherwise noted, our subsidiaries, and 50% or less owned companies. For these ratios, fixed charges include:

•	interest expense and amortization of debt discount;

•	interest capitalized during the period; and

•	an interest factor attributable to rentals.
      Earnings include the following components:

•	earnings from continuing operations before income taxes, cumulative effect of a change in accounting principle and minority interests in the income of consolidated subsidiaries, and adjusted for undistributed income and loss from equity investments;

•	fixed charges as defined above, but excluding capitalized interest; and

•	amortization of capitalized interest.

      To calculate the ratio of earnings to fixed charges, with Financial Services operations reflected on the equity method, the applicable interest expense, including an interest factor attributable to rentals, was deducted from the fixed charges and the applicable earnings were deducted from the earnings amount. The amount of interest expense, including an interest factor attributable to rentals, deducted in each period was approximately $226.8 million, $187.1 million, $161.8 million, $97.9 million and $67.2 million for the years ended March 31, 2004, 2003, 2002, 2001 and 2000. The amount of earnings deducted in each period was approximately $234.0 million, $161.8 million, $114.7 million, $19.7 million and $32.7 million for the years ended March 31, 2004, 2003, 2002, 2001 and 2000.
      The ratios in the table above with Financial Services operations reflected on the equity method are presented only to provide investors an alternative method of measuring our ability to utilize earnings from our other business segments to cover our fixed charges related to these business segments. The principal reasons why we present these computations are as follows:

•	the Financial Services subsidiaries operate in a distinctly different financial environment that generally requires significantly less equity to support their higher debt levels compared to the operations of our other subsidiaries;

•	the Financial Services subsidiaries have structured their financing programs substantially on a stand-alone basis; and

•	Centex Corporation has limited obligations with respect to the indebtedness of our Financial Services subsidiaries.
      Management uses this information in its financial and strategic planning. We also use this presentation to allow investors to compare us to homebuilders that do not have financial services operations.
DESCRIPTION OF DEBT SECURITIES
      Any debt securities that we offer will be our direct unsecured general obligations. These debt securities will be either senior debt securities or subordinated debt securities and will be issued under one or more separate indentures between us and JPMorgan Chase Bank, as trustee. A debt security is considered “senior” or “subordinated” depending on how it ranks in relation to our other debts. Senior debt securities will generally rank equal to our other senior debt and unsubordinated debt. Holders of our subordinated debt securities will only be entitled to payment after we pay our senior debts, including our senior debt securities.
      Any senior debt securities that we offer will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Each indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. Unless specifically stated otherwise, all references below to an article or section refer to that article or section in both indentures.
      We have summarized the material provisions of the indentures in this section, but this is only a summary. The senior indenture and the subordinated indenture have been filed with the SEC and are incorporated by reference in our registration statement that contains this prospectus. See “Where You Can Find More Information.” You should read the indentures for provisions that may be important to you. You should review the applicable indenture for additional information before you buy any debt securities. Capitalized terms used in the following summary have the meanings specified in the indentures unless otherwise defined below.
General Information About the Debt Securities
      Because we are a holding company and all operations are conducted by our subsidiaries, holders of our debt securities will generally have a junior position to claims of creditors and certain security holders of our subsidiaries, including trade creditors, debt holders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders. Certain of our operating subsidiaries, principally our Financial

Services operations, have ongoing corporate debt programs used to finance their business activities. As of March 31, 2004, our subsidiaries had approximately $8.5 billion principal amount of outstanding debt (including certain asset securitizations accounted for as borrowings). Moreover, our ability to pay principal and interest on our debt securities is, to a large extent, dependent upon our receiving dividends, interest or other amounts from our subsidiaries. The indentures under which the debt securities are to be issued do not contain any limitation on our ability to incur additional debt or on our subsidiaries’ ability to incur additional debt to us or to unaffiliated third parties. In addition, we borrow funds from and lend funds to our subsidiaries from time to time to manage our working capital needs. Our indebtedness to our subsidiaries will rank equally in right of payment to our senior debt securities and senior in right of payment to our subordinated debt securities.
      A prospectus supplement and a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title, type and amount of the debt securities;

•	whether the debt securities are senior or subordinated debt securities;

•	the total principal amount and priority of the debt securities;

•	the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

•	any optional or mandatory redemption provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	any index used to determine the amount of payments of principal of and any premium, if any, and interest on the debt securities and the manner in which the amounts will be determined;

•	the terms of any right to convert or exchange debt securities into or for shares of our common stock or other securities or property;

•	any provisions granting special rights to holders when a specified event occurs;

•	any changes to or additional events of default or covenants;

•	any special tax implications of the debt securities, including provisions for original issue discount securities, if offered; and

•	any other terms of the debt securities.
      None of the indentures limits the amount of debt securities that may be issued. Each indenture allows debt securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.
      Debt securities of a series may be issued in registered, bearer, coupon or global form.
      We may issue debt securities at a price less than the stated principal amount payable upon maturity. We refer to these securities as original issue discount securities. These securities provide that upon redemption or acceleration of the stated maturity, an amount less than the amount payable upon the stated maturity, determined in accordance with the terms of the debt securities, will become due and payable. Specific United States federal income tax considerations applicable to original issue discount securities will be described in any applicable prospectus supplement.

      In addition, specific United States federal income tax or other considerations applicable to any debt securities denominated other than in United States dollars, and to any debt securities which provide for application of an index to determine principal and interest, will be described in any applicable prospectus supplement.
Covenants Included in the Indentures
      Under the indentures, we will:

•	pay the principal, interest and any premium on the debt securities when due;

•	maintain a place of payment;

•	deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indentures; and

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.
Payment of Principal, Interest and Premium; Transfer of Securities
      Unless we designate otherwise, we will pay principal, interest and any premium on fully registered securities in Dallas, Texas. We will make payments by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. We will make debt securities payments in other forms at a place we designate and specify in a prospectus supplement. You may transfer or exchange fully registered securities at the corporate trust office of the trustee or at any other office or agency maintained by us for such purposes, without having to pay any service charge except for any tax or governmental charge.
Specific Characteristics of Our Debt Securities

Senior Debt Securities
      Generally, the senior debt securities issued under the senior indenture will rank equally with all of our other senior debt and unsubordinated debt. All series of senior debt securities issued under the senior indenture will rank equally in right of payment with each other and with our other senior debt. Any additional senior debt securities we may issue will rank equally in right of payment with the senior debt securities offered and sold under this prospectus and the related prospectus supplement. Further, the senior indenture does not prohibit us from issuing such additional senior debt securities. Any senior debt securities issued pursuant to the senior indenture will be senior in right of payment to our subordinated debt securities.

Subordinated Debt Securities
      The subordinated debt securities that may be offered will have a junior position to all of our senior debt. Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all senior debt.
      Except in certain circumstances, the subordinated indenture prohibits us from making any payment of principal of or premium, if any, or interest on, or sinking fund requirements for, any subordinated debt securities:

•	if we fail to pay the principal, interest, any premium or any other amounts on any senior debt when due; or

•	if there is any default relating to certain senior debt beyond the period of grace, unless and until the default on the senior debt is cured or waived.

      The subordinated indenture does not limit the amount of senior debt that we may incur. All series of subordinated debt securities that may be offered will rank equally in right of payment with each other and with any other subordinated debt that ranks on a parity with the subordinated debt securities.
      Except in certain circumstances, upon any distribution of our assets in connection with any dissolution, winding up, liquidation, reorganization, bankruptcy or other similar proceeding relative to us or our property, the holders of all senior debt will first be entitled to receive payment in full of the principal and premium, if any, and interest due on the senior debt before the holders of any subordinated debt securities are entitled to receive any payment of the principal of and premium, if any, or interest on any subordinated debt securities. Because of this subordination, if we become insolvent, our creditors who are not holders of senior debt may recover less, ratably, than holders of senior debt.
      Under the subordinated indenture, “senior indebtedness” of Centex Corporation includes (1) indebtedness of Centex for borrowed money (other than the subordinated debt securities issued under the subordinated indenture), any guarantee by Centex of indebtedness of another person for borrowed money, capitalized lease obligations of Centex, indebtedness under any performance or payment bond issued in connection with any construction contract to which Centex is or was a party and indebtedness incurred or guaranteed by Centex in connection with the acquisition of any property, asset or business, unless, in each such case, it is provided that such indebtedness or obligation ranks on a parity with or is subordinated to the subordinated debt securities, and (2) any other liability or obligation of Centex that, when created or incurred, is specifically designated as senior indebtedness with respect to the subordinated debt securities. As noted above, any borrowings by Centex from its subsidiaries will be included within the definition of senior indebtedness. The aggregate principal amount of Centex’s senior indebtedness at March 31, 2004 was approximately $2.1 billion. The aggregate principal amount of Centex’s subordinated debt at March 31, 2004 was approximately $200 million.
Global Certificates
      The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that will be deposited with a depository identified in a prospectus supplement.
      The specific terms of the depository arrangements with respect to any debt securities of a series will be described in a prospectus supplement.
      Unless otherwise specified in a prospectus supplement, debt securities issued in the form of a global certificate to be deposited with a depository will be represented by a global certificate registered in the name of the depository or its nominee. Upon the issuance of a global certificate in registered form, the depository for the global certificate will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global certificate to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited shall be designated by the underwriters or agents of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global certificate will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in a global certificate will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depository or its nominee for the global certificate. Ownership of beneficial interests in a global certificate by persons that hold through participants will be shown on, and the transfer of that ownership interest within the participant will be effected only through, records maintained by the participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global certificate.
      So long as the depository for a global certificate in registered form, or its nominee, is the registered owner of the global certificate, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities of the series represented by the global certificate for all purposes under the indentures. Generally, owners of beneficial interests in a global certificate will not be entitled to have debt securities of the series represented by the global certificate registered in their names, will not receive or be entitled to receive physical delivery of debt securities in definitive form, and will not be considered the owners or holders of the global certificate under the applicable indenture.
      Payment of principal of, premium, if any, and any interest on debt securities of a series registered in the name of or held by a depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner or the holder of a global certificate representing the debt securities. None of Centex, the trustee, any paying agent, or the applicable debt security registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global certificate for the debt securities or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.
      We expect that the depository for debt securities of a series, upon receipt of any payment of principal, premium or interest in respect of a permanent global certificate, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global certificate as shown on the records of the depository. We also expect that payments by participants to owners of beneficial interests in a global certificate held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and the payments will be the responsibility of the participants. However, we have no control over the practices of the depository and/or the participants and there can be no assurance that these practices will not be changed.
      Unless it is exchanged in whole or in part for debt securities in definitive form, a global certificate may generally be transferred only as a whole unless it is being transferred to certain nominees of the depository.
      Unless otherwise stated in any prospectus supplement, The Depository Trust Company, New York, New York will act as depository. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, records maintained by The Depository Trust Company and its participants.
Events of Default
      “Event of default” when used in an indenture will mean any of the following:

•	failure to pay the principal or any premium on any debt security when due;

•	failure to deposit any sinking fund payment when due;

•	failure to pay when due interest on any debt security for 30 days;

•	failure to perform any other covenant in the indenture that continues for 60 days after being given written notice;

•	certain events in bankruptcy, insolvency or reorganization of Centex; and

•	any other event of default included in any indenture or supplemental indenture.
      An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of a series of debt securities of any default in respect of such series, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interests of the holders.
      If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% of the total principal amount of the debt securities of the series may declare the entire principal of that series due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can rescind and void the declaration. The trustee will not be charged with knowledge of any event of default other than our failure to make principal and interest payments unless actual written notice is received by the trustee.

      The indentures limit the right to institute legal proceedings. No holder of any debt securities will have the right to bring a claim under an indenture unless:

•	the holder has given written notice of default to the trustee;

•	the holders of not less than 25% of the aggregate principal amount of debt securities of a particular series shall have made a written request to the trustee to bring the claim and furnished the trustee reasonable indemnification as it may require;

•	the trustee has not commenced an action within 60 days of receipt of that notice and indemnification; and

•	no direction inconsistent with the request has been given to the trustee by the holders of not less than a majority of the aggregate principal amount of the debt securities of the series then outstanding. Subject to applicable law and any applicable subordination provisions, the holders of debt securities may enforce payment of the principal of or premium, if any, or interest on their debt securities. No holder of debt securities of a particular series has the right to prejudice the rights or obtain priority or preference over the rights of any other holder of debt securities of that series.
      The holders of a majority of the aggregate principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any power conferred on the trustee. The trustee, however, may decline to follow that direction if, being advised by counsel, the trustee determines that the action is not lawful. In addition, the trustee may refuse to act if it in good faith determines that the action would unduly prejudice the holders of the debt securities not taking part in the action or would impose personal liability on the trustee.
      Each indenture provides that, in case an event of default in respect of a particular series of debt securities has occurred, the trustee is to use the degree of care of a prudent man in the conduct of his own affairs. Subject to those provisions, the trustee is under no obligation to exercise any of its rights or power under the indentures at the request of any of the holders of the debt securities of a particular series unless they have furnished to the trustee security or indemnity in reasonable amounts against the costs, expenses and liabilities which may be incurred by the trustee.
      We will be required to furnish to the trustee an annual statement as to the fulfillment by Centex of all of our obligations under the relevant indenture.
Defeasance of Debt Securities
      We will be discharged from our obligations on the debt securities of any series at any time we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If this happens, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of destroyed, lost, stolen or mutilated debt securities.
      Under federal income tax law as of the date of this prospectus, a discharge may be treated as an exchange of the related debt securities. Each holder might be required to recognize a gain or loss equal to the difference between the holder’s cost or other tax basis for the debt securities and the value of the holder’s interest in the trust. Holders might be required to include as income a different amount than would be includable without the discharge. We urge you to consult your tax adviser as to the consequences of a discharge, including the applicability and effect of tax laws other than the federal income tax law.
Consolidation, Merger or Sale of Centex
      Each indenture generally permits us to consolidate or merge with another corporation. The indentures also permit us to sell all or substantially all of our property and assets. If this happens, the remaining or acquiring corporation will assume all of our responsibilities and liabilities under the indentures including the payment of all amounts due on the debt securities of each series outstanding and performance of the covenants in the indentures.
      However, we will only consolidate or merge with or into any other corporation or sell all or substantially all of our assets according to the terms and conditions of the indentures. The remaining or acquiring corporation will be substituted for us in the indentures with the same effect as if it had been an original party to the indenture. Thereafter, the successor corporation may exercise our rights and powers under any indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our board of directors or any of our officers may be done by the board or officers of the successor corporation.
Modification of the Indentures
      Under each indenture we may modify rights and obligations and the rights of the holders with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification. We cannot, however, modify the principal or interest payment terms, or reduce the percentage required for modification, against any holder without its consent. We may also enter into supplemental indentures with the trustee, without obtaining the consent of the holders of any series of debt securities, to cure any ambiguity or to correct or supplement any provision of an indenture or any supplemental indenture which may be defective or inconsistent with any other provision, to pledge any property to or with the trustee or to make any other provisions with respect to matters or questions arising under the indentures, provided that such action does not adversely affect the interests of the holders of the debt securities. We may also enter into supplemental indentures without the consent of holders of any series of debt securities to set forth the terms of additional series of debt securities, to evidence the succession of another person to our obligations under the indenture or to add to our covenants.
Certificates and Opinions to be Furnished to Trustee
      Each indenture provides that, in addition to other certificates or opinions that may be specifically required by other provisions of an indenture, every time we ask the trustee to take action under such indenture, we must provide a certificate of certain of our officers and an opinion of counsel, who may be our counsel, stating that, in the opinion of the signers, all conditions precedent to such action have been complied with.
Report to Holders of Debt Securities
      We will provide audited financial statements annually to holders of debt securities. The trustee is required to submit an annual report to the holders of the debt securities regarding, among other things, the trustee’s eligibility to serve as trustee, the priority of the trustee’s claims regarding certain advances made by it, and any action taken by the trustee materially affecting the debt securities.
The Trustee
      JPMorgan Chase Bank, whose Corporate Trust Office is located at 600 Travis Street, Suite 1150, Houston, Texas 77002, is the trustee under the subordinated indenture and the senior indenture. JPMorgan Chase Bank serves as trustee with respect to our 8.75% subordinated debentures due March 1, 2007 and our 7.375% subordinated debentures due June 1, 2005, all previously issued under the subordinated indenture. JPMorgan Chase Bank also serves as trustee with respect to notes issued pursuant to our medium-term note programs and senior note programs, all issued under the senior indenture. JPMorgan Chase Bank is also the trustee under our indenture for our junior subordinated debt securities which may be offered to Centex Trust I and Centex Trust II, two subsidiaries of Centex which exist for the purpose of issuing trust preferred securities.
      Pursuant to the indentures and the Trust Indenture Act of 1939, any uncured event of default with respect to any series of debt securities will force the trustee to resign as trustee under the applicable indenture. If the trustee resigns, a successor trustee will be appointed in accordance with the terms and conditions of the applicable indenture.
      Centex and its affiliates maintain other banking relationships in the ordinary course of business with the trustee and its affiliates.
      The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of that series.
      Each indenture contains limitations on the right of the trustee, in the event that the trustee becomes our creditor, to obtain payment of its claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.
Ratings of Our Debt Securities By Rating Agencies
      Particular series of debt securities may be rated by one or more nationally recognized statistical rating agencies.
Method for Calling Meetings of the Holders of Debt
      Each indenture contains provisions describing how meetings of the holders of debt securities of a series may be convened. A meeting may be called at any time by the trustee, and also, upon request, by us or the holders of at least 10% in principal amount of the outstanding debt securities of a series. A notice of the meeting must always be given in the manner described under “— Notices to Holders of Debt Securities” below. Generally speaking, except for any consent that must be given by all holders of a series as described under “— Modification of the Indentures” above, any resolution presented at a meeting of the holders of a series of debt securities may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series, unless the indenture allows the action to be voted upon to be taken with the approval of the holders of a different specific percentage of principal amount of outstanding debt securities of a series. In that case, the holders of outstanding debt securities of at least the specified percentage must vote in favor of the action. Any resolution passed or decision taken at any meeting of holders of debt securities of any series in accordance with the applicable indenture will be binding on all holders of debt securities of that series and any related coupons, unless, as discussed in “— Modification of the Indentures” above, the action is only effective against holders that have approved it. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be holders holding or representing a majority in principal amount of the outstanding debt securities of a series.
Governing Law
      Each indenture and each series of debt securities will be governed by and construed in accordance with the laws of the State of Texas.
Notices to Holders of Debt Securities
      Notices to holders of debt securities of a series will be mailed to the addresses of the holders listed in the senior debt security register or the subordinated debt security register, as applicable.
DESCRIPTION OF CAPITAL STOCK
      Our authorized capital stock consists of:

•	300,000,000 shares of common stock, par value $.25 per share; and

•	5,000,000 shares of preferred stock issuable in series.

      We have summarized selected aspects of our capital stock below. The summary is not complete. For a complete description, you should refer to our articles of incorporation, by-laws and the Rights Agreement, dated as of October 2, 1996 between us and ChaseMellon Shareholder Services, L.L.C., as rights agent, and the amendments to the Rights Agreement, all of which are exhibits to the registration statement of which this prospectus is part.
Common Stock
      Each share of common stock is entitled to participate equally in dividends as and when declared by our board of directors. The payment of dividends on our common stock may be limited by obligations we may have to holders of any preferred stock. In addition, certain rights of holders of common stock may be adversely affected by the rights of holders of any preferred stock that we may issue in the future. For information regarding restrictions on payments of dividends or such other limitations on the rights of common stockholders, see the prospectus supplement applicable to any issuance of common or preferred stock.
      Common stockholders are entitled to one vote for each share held on all matters submitted to them. The common stock does not have cumulative voting rights, which means that the holders of a majority of the outstanding shares of common stock have the ability to elect all the directors. Thus, a stockholder is not entitled to a number of votes equal to his shares multiplied by the number of directors to be elected and to divide his votes among the candidates in any way he chooses.
      If we liquidate or dissolve our business, the holders of common stock will share ratably in the distribution of assets available for distribution to stockholders after creditors are paid and preferred stockholders receive their distributions. The shares of common stock have no preemptive rights and are not convertible, redeemable or assessable or entitled to the benefits of any sinking fund.
      All issued and outstanding shares of common stock are fully paid and nonassessable. Any shares of common stock we offer under this prospectus will be fully paid and nonassessable.
      The common stock is listed on the New York Stock Exchange and trades under the symbol “CTX.”
Preferred Stock
      Our board of directors can, without action by stockholders, issue one or more classes or series of preferred stock. The board can determine for each series the number of shares, designation, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations. In some cases, the issuance of preferred stock could delay or discourage a change in control of us.
      We have summarized material provisions of the preferred stock in this section. This summary is not complete. We will file the form of the preferred stock with the SEC before we issue any of it, and you should read it for provisions that may be important to you.
      The prospectus supplement relating to any series of preferred stock we are offering will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the preferred stock;

•	the maximum number of shares of the series;

•	the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative;

•	any liquidation preference;

•	any redemption provisions;

•	any sinking fund or other provisions that would obligate us to redeem or purchase the preferred stock;

•	any terms for the conversion or exchange of the preferred stock for other securities of us or any other entity;

•	any voting rights; and

•	any other preferences and relative, participating, optional or other special rights or any qualifications, limitations or restrictions on the rights of the shares .
      Any shares of preferred stock we issue will be fully paid and nonassessable.
      Our board of directors has reserved for issuance pursuant to our stockholder rights plan described below a total of 1,000,000 shares of Junior Participating Preferred Stock. We do not have any outstanding shares of preferred stock at the date of this prospectus.
Anti-Takeover Provisions
      The provisions of Nevada law and our articles of incorporation and by-laws we summarize below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the common stock.

Staggered Board of Directors
      Our board of directors is divided into three classes that are elected for staggered three-year terms. The classification of the board of directors has the effect of requiring at least two annual stockholder meetings, instead of one, to effect a change in control of the board of directors. The affirmative vote of the holders of two-thirds or more of the voting power of shares entitled to vote in the election of directors is required remove a director.

Fair Price Provision
      Our articles of incorporation contain a fair price provision. Mergers, consolidations and other business combinations involving us and an “interested stockholder” require the approval of both the holders of at least 66 2/3% of our outstanding voting stock and the holders of a majority of our outstanding voting stock not owned by the interested stockholder. Interested stockholders include the holder of 20% or more of our outstanding voting stock. The voting requirements do not apply, however, if the “disinterested directors,” as defined in our articles of incorporation, approve the business combination, or the business combination meets other specified fair price conditions.

Liability of Our Directors and Officers
      As permitted by Nevada law, we have included in our articles of incorporation a provision that limits our directors’ and officers’ liability for monetary damages for breach of their fiduciary duty as a director or officer to us and our stockholders. The provision does not affect the liability of a director:

•	for any acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

•	for the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.
      This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Director Nominations
      Our stockholders can nominate candidates for our board of directors if the stockholders follow advance notice procedures described in our by-laws.

      Generally, stockholders must submit a nomination at least 90 days in advance of the annual stockholders’ meeting or, if the election is to be held at a special meeting, by the seventh day following the date on which notice of the special meeting is first given to stockholders. The notice must include the name and address of the stockholder and the person to be nominated, a representation that the stockholder is the holder of record of stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting, a description of any arrangements or understandings with respect to the nomination of directors that exist between the stockholder and any other person, information about the nominee required by the SEC and the consent of the nominee to serve as a director if elected.
      Director nominations that are late or that do not include all required information may be rejected. This could prevent stockholders from making nominations for directors.

Nevada Anti-takeover Statutes
      We are a Nevada corporation with at least 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and certain of our subsidiaries do business in Nevada. Nevada law provides that an acquiring person who acquires a controlling interest (as described below) in a corporation may only exercise voting rights on any control shares (as described below) if these voting rights are conferred by a majority vote of the corporation’s disinterested stockholders at a special meeting held upon the request of the acquiring person. If the acquiring person is accorded full voting rights and acquires control shares with at least a majority of all the voting power, any of our stockholders who did not vote in favor of authorizing voting rights for the control shares are entitled to payment for the fair value of his or her shares. A “controlling interest” is an interest that is sufficient to enable the acquiring person to exercise at least one-fifth of the voting power of the corporation in the election of directors. “Control shares” are outstanding voting shares that an acquiring person or associated persons acquire or offer to acquire in an acquisition and those shares acquired during the 90-day period before the person involved became an acquiring person.
      In addition, Nevada law restricts the ability of a corporation to engage in any combination with an interested stockholder for three years from when the interested stockholder acquires shares that cause the stockholder to become an interested stockholder, unless the combination or the transaction by which the stockholder became interested is approved by the board of directors before the stockholder became an interested stockholder. If the combination was not previously approved, the interested stockholder may only effect a combination after the three-year period if the stockholder receives approval from a majority of the disinterested shares or the offer meets certain fair price criteria.
      An “interested stockholder” is a person who is:

•	the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation; or

•	an affiliate or associate of the corporation and, at any time within three years immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.
      Our articles of incorporation and bylaws do not exclude us from these restrictions.
      These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board and to discourage some types of transactions that may involve actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the potential restructuring or sale of all or a part of our company. However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of our company. They may also have the effect of preventing changes in our management.

Other Provisions
      Our articles of incorporation and by-laws also provide that:

•	special meetings of stockholders may only be called by the chairman of the board of our board of directors or a majority of our board of directors;

•	stockholders may act only at an annual or special meeting and not by written consent;

•	a 66 2/3% vote of the outstanding voting stock is required for the stockholders to amend our by-laws; and

•	a 66 2/3% vote of the outstanding voting stock is required for the stockholders to amend our articles of incorporation.
Transfer Agent and Registrar
      ChaseMellon Shareholder Services, L.L.C. is our transfer agent and registrar.
Stockholder Rights Plan
      We have a stockholder rights plan under which one preferred share purchase right is attached to each outstanding share of our common stock. Each right entitles its holder to purchase from us one four-hundredths of a share of Junior Participating Preferred Stock, Series D, at an exercise price of $105, subject to adjustment under specified circumstances. The rights become exercisable under specified circumstances, including any person or group (an “acquiring person”) becoming the beneficial owner of 15% or more of our outstanding common stock, subject to specified exceptions. If events specified in the stockholder rights plan occur, each holder of rights other than the acquiring person can exercise their rights. When a holder exercises a right, the holder will be entitled to receive common stock valued at twice the exercise price of the right. In some cases, the holder will receive cash, property or other securities instead of common stock. We may redeem the rights for $0.01 per right at any time prior to the fifteenth day after a person or group becomes an acquiring person. The stockholder rights plan and the rights expire in October 2006.
DESCRIPTION OF WARRANTS
      We may issue warrants to purchase debt securities, common stock, preferred stock or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.
      The prospectus supplement relating to any warrants we are offering will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the designation, number and terms of the debt securities, common stock, preferred stock or other securities purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms relating to the modification of the warrants; and

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants.
      The description in the prospectus supplement will not necessarily be complete, and reference will be made to the warrant agreements which will be filed with the SEC.
DESCRIPTION OF STOCK PURCHASE
CONTRACTS AND STOCK PURCHASE UNITS
      We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock (or a range of numbers of shares pursuant to a predetermined formula) at a future date or dates, which we refer to herein as “stock purchase contracts.” The price per share of common stock and number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of units consisting of a stock purchase contract together with either our debt securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders’ obligations to purchase the common stock under the stock purchase contracts, which we refer to herein as “stock purchase units.” The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice-versa and such payments may be unsecured or prefunded on some basis.
      The prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.
PLAN OF DISTRIBUTION
      We may sell the offered securities in and outside the United States (a) through underwriters or dealers, (b) directly to purchasers, including our affiliates, (c) through agents or (d) through a combination of any of these methods. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities from us;

•	the net proceeds to us from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any commissions paid to agents; and

•	any securities exchange or market on which the securities may be listed.
Sale through Underwriters or Dealers
      If we use underwriters in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale such as market prices prevailing at the time of the sale, prices related to such prevailing market prices or at negotiated prices. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.
      We may enter into derivative or other hedging transactions with financial institutions. These financial institutions may in turn engage in sales of our common stock to hedge their position, deliver this prospectus in connection with some or all of those sales and use the shares covered by this prospectus to close out any short position created in connection with those sales. We may pledge or grant a security interest in some or all of our common stock covered by this prospectus to support a derivative or hedging position or other obligation and, if we default in the performance of our obligations, the pledgees or secured parties may offer and sell our common stock from time to time pursuant to this prospectus.
      During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.
      If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.
Direct Sales and Sales through Agents
      We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.
      We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.
Delayed Delivery Contracts
      If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.
General Information
      We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.
LEGAL OPINIONS
      Raymond G. Smerge, Esq., our Executive Vice President, Chief Legal Officer and Secretary, will issue an opinion about the legality of the offered securities. As of March 31, 2004, Mr. Smerge beneficially owned 64,106 shares of our common stock and held options to purchase an additional 236,422 shares of our common stock, of which options covering 142,831 shares were exercisable.
EXPERTS
      Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2004, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.